Exhibit 99.1

NKGen Biotech and HekaBio Enter Strategic Partnership to Bring Novel NK Cell Therapy to Japan

In connection with HekaBio’s recently announced strategic investment in NKGen, the partnership will expedite the regulatory, manufacturing, and commercial development of NKGen’s autologous NK cell therapy, troculeucel, in Japan.

Under Japan’s Regenerative Medicine guidelines, cell therapies enjoy a regulatory environment with multiple paths for expedited commercialization.

Troculeucel is well positioned to be the first-in-class forerunner for the treatment of several intractable neurodegenerative diseases.

SANTA ANA, Calif., July 17, 2025 (GLOBE NEWSWIRE) -- NKGen Biotech, Inc. (OTC: NKGN) (“NKGen” or the “Company”), a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous and allogeneic natural killer (“NK”) cell therapeutics, and HekaBio K.K., headquartered in Chuo-ku, Tokyo (“HekaBio”), announced a strategic partnership to accelerate the regulatory, manufacturing and commercial development of NKGen’s autologous NK cell therapy, troculeucel, in Japan following HekaBio’s recently announced investment in common equity of NKGen.

HekaBio will lead all clinical trials in Japan and oversee all regulatory activities with Japan's Pharmaceuticals and Medical Devices Agency for pre-market approval of troculeucel in several neurodegenerative disease indications, including Alzheimer’s and Parkinson’s Diseases.

As troculeucel is an autologous, non-genetically modified cell therapy, there is allowance under regenerative medicine regulations in Japan to offer this therapy to patients on an accelerated path, much faster than in other major markets. HekaBio will fully leverage the regulation and its domestic strategic partner network, aiming for first dosing in Japanese patients over the next 12 months. Beyond intractable disease, troculeucel has the potential to also support Japan’s aging population in the longevity/wellness space.

“Japan has always had an advanced progressive health care system where great attention has been placed on the use of novel autologous cell therapies for prevention, longevity, and wellness as well as for the treatment of more chronic illnesses,” said Paul Y. Song, MD, Chairman and Chief Executive Officer (“CEO”) of NKGen. “I am convinced that HekaBio’s clinical, regulatory, and commercial expertise will guide us to satisfy all regulatory requirements, find the best local manufacturing partner to make our therapy readily available, and ultimately develop the best commercial strategy for Japan. We are very excited to partner with HekaBio.”

“Dementia, particularly Alzheimer’s Disease, and other neurodegenerative diseases together present significant health and social challenges in Japan due to the country’s aging population. We are very excited about our partnership with NKGen and look forward to advancing troculeucel for the benefit of patients and society,” said Rob Claar, CEO of HekaBio.

About NKGen Biotech

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous and allogeneic NK cell therapeutics. NKGen is headquartered in Santa Ana, California, USA. For more information, please visit www.nkgenbiotech.com.

About Troculeucel

Troculeucel is a novel cell-based, patient specific, ex vivo expanded autologous NK cell immunotherapeutic drug candidate. NKGen is developing troculeucel for the treatment of neurodegenerative disorders and a broad range of cancers. Troculeucel is the International Nonproprietary Name (“INN”) for SNK01 assigned by the World Health Organization (“WHO”). The WHO INN approval of troculeucel establishes a universally recognized nonproprietary drug name for SNK01 and marks a significant step on NKGen’s journey toward bringing this therapy to market.

About HekaBio

HekaBio is a Japan-based healthcare platform that accelerates patient access to global medicines and MedTech across Asia-Pacific. HekaBio reviews over 200 assets annually to in-license a select few, focusing on early-stage yet de-risked opportunities in CNS, oncology and healthy longevity. HekaBio synchronizes U.S. and Japan development timelines and leverages strategic partnerships to optimize commercial success. Japan, the world’s third-largest healthcare market, serves as its launchpad for regional expansion. To learn more about HekaBio’s mission and portfolio, please visit www.heka.bio.

Forward-Looking Statements

Statements contained in this press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s plans and expected timing for developing troculeucel and SNK02, including the expected timing of completing and announcing further results from its ongoing clinical studies; and the Company’s expected timing for developing its product candidates and potential benefits of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the Company’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that initial and interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; the risk that the abstract will not be published as planned including delays in timing, format, or accessibility; and NKGen’s ability to raise additional funding to complete the development of its product candidates. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in the Company’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on the Company’s website under the subheading “Investors—Financial and Filings”. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Internal Contact:

Denise Chua, MBA, CLS, MLS (ASCP)
SVP, Corporate Affairs
949-396-6830
dchua@nkgenbiotech.com

External Contact:

Kevin Gardner
Managing Director
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com